UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-A/A

(Amendment No. 1)

FOR REGISTRATION OF CERTAIN CLASSES OF SECURITIES

PURSUANT TO SECTION 12(b) OR 12(g) OF THE

SECURITIES EXCHANGE ACT OF 1934

IMPERIAL SUGAR COMPANY

(Exact name of registrant as specified in its charter)

Texas	74-0704500
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

One Imperial Square, P.O. Box 9, Sugar Land, Texas	77487
(Address of principal executive offices)	(Zip Code)

Securities to be registered pursuant to Section 12(b) of the Act:

None

If this form relates to the registration of a class of securities pursuant to Section 12(b) of the Exchange Act and is effective pursuant to General Instruction A.(c), check the following box.  ☐

If this form relates to the registration of a class of securities pursuant to Section 12(g) of the Exchange Act and is effective pursuant to General Instruction A.(d), check the following box.  ☒

Securities Act registration statement file number to which this form relates (if applicable): N/A

Securities to be registered pursuant to Section 12(g) of the Act:

Rights to Purchase Preferred Stock

AMENDMENT NO. 1 TO FORM 8-A

Imperial Sugar Company (the “Company”) hereby amends the following items, exhibits or other portions of the Company’s Form 8-A originally filed on January 9, 2003, relating to the Company’s Rights to Purchase Preferred Stock, as set forth below.

Item 1.	Description of Registrant’s Securities to be Registered.

On October 10, 2008, the Company and The Bank of New York (the “Rights Agent”) entered into an amendment (the “Amendment”) to the Rights Agreement, dated as of December 31, 2002, between the Company and the Rights Agent (the “Rights Agreement”) following public disclosure by Barclays PLC (“Barclays”) of beneficial ownership of 3,338,051 shares of Common Stock previously owned by Lehman Brothers Inc. The Amendment amends certain definitions of the Rights Agreement to provide that Barclays, together with its affiliates and associates, will not be deemed an “Acquiring Person” under the Rights Agreement as long at their beneficial ownership does not exceed the sum of (a) 3,338,051 shares of Common Stock or such lesser amount beneficially owned by them as a result of dispositions, sales or transfers occurring after the date of the Amendment and (b) 1% or more of the then-outstanding shares of Common Stock. The Amendment also provides that up to 7.5% of the outstanding Common Stock will not be included in the foregoing share ownership calculation if such shares are held (i) for the sole purpose of maintaining an index or model-driven fund, (ii) may be “disaggregated” from securities holdings of Barclays Capital Inc. for purposes of reporting under Sections 13 and 16 of the Securities Exchange Act, and (iii) Barclays PLC, Barclays Bank PLC and Barclays Capital Inc. exercise no voting or investment authority or power over those shares.

A copy of the Rights Agreement was previously filed as Exhibit 4(a) to the Company’s Annual Report on Form 10-K for the year ended September 30, 2002 and is incorporated herein by reference. A copy of the Amendment was previously filed as Exhibit 4.1 to the Company’s Current Report on Form 8-K filed on October 14, 2008. The foregoing descriptions of the Rights Agreement and the Amendment do not purport to be complete and are qualified in their entirety by reference to such exhibits.

Item 2.	Exhibits.

Exhibit Number	Description of Exhibit

1.	Rights Agreement dated as of December 31, 2002 between Imperial Sugar Company and The Bank of New York, as Rights Agent, which includes as Exhibit A the form of Statement of Resolution Establishing Series of Shares Designated Series A Junior Participating Preferred Stock setting forth the terms of the Preferred Stock, as Exhibit B the form of Rights Certificate and as Exhibit C the Summary of Rights to Purchase Preferred Stock. (Incorporated by reference to Exhibit 4(a) to the Company’s Annual Report on Form 10-K for the year ended September 30, 2002 (File No. 1-10307).)

2.	Amendment No. 1 to the Rights Agreement, dated as of October 10, 2008, between the Company and the Rights Agent (previously filed as Exhibit 4.1 to the Company’s Current Report on Form 8-K filed on October 14, 2008).

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned hereunto duly authorized.

IMPERIAL SUGAR COMPANY (Registrant)

Date: October 14, 2008	By:	/s/ John C. Sheptor
		Name:	John C. Sheptor
		Title:	President and Chief Executive Officer

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